Exhibit H

FEDERATIVE REPUBLIC OF BRAZIL

MINISTRY OF ECONOMY

CONSENT

I, Esteves Pedro Colnago Júnior, Special Secretary for the Treasury and Budget of the Ministry of Economy of the Federative Republic of Brazil, hereby consent to the reference to my name, in my official capacity as Special Secretary for the Treasury and Budget, under the caption “Official Statements” in the Prospectus of the Federative Republic of Brazil included in the Registration Statement filed by the Federative Republic of Brazil with the United States Securities and Exchange Commission.

/s/ Esteves Pedro Colnago Júnior
Esteves Pedro Colnago Júnior
Special Secretary for the Treasury and Budget

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